Exhibit 23.2

D. Brooks and Associates CPA’s, P.A. Certified Public Accountants ● Valuation Analysts ● Advisors

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 18, 2016, with respect to the financial statements of AgEagle Aerial Systems, Inc. contained in the Amendment No.4 to the Registration Statement of AgEagle Aerial Systems, Inc. on Form S-1/A (the “Registration Statement”).

We hereby consent to the use of the aforementioned report, dated March 18, 2016, except for the effects of the 1-for-2 reverse stock split described in Note 11, as to which the date is June 7, 2016, on our audit of the financial statements of AgEagle Aerial Systems, Inc., which are contained in the Registration Statement, and to the use of our name as it appears under the heading “Experts.”

D. Brooks and Associates CPA’s, P.A. West Palm Beach, FL June 22, 2016

D. Brooks and Associates CPA’s, P.A. 319 Clematis Street, West Palm Beach, FL 33401 – (561) 429-6225